Exhibit 21

KEYPORT LIFE INSURANCE COMPANY

SUBSIDIARIES OF THE COMPANY

Independence Life & Annuity Company

Keyport Financial Services Corp.

Keyport Benefit Life Insurance Company

Keyport Ltd.